Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Sherwin-Williams Company 2005 Deferred Compensation Savings and Pension Equalization Plan (Amended and Restated Effective as of January 1, 2016) of our reports dated February 22, 2017, with respect to the consolidated financial statements and schedule of The Sherwin-Williams Company and the effectiveness of internal control over financial reporting of The Sherwin-Williams Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

August 2, 2017